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                                                                  Exhibit (d)(5)

                                VOTING AGREEMENT

In consideration of Tyson Foods, Inc., a Delaware corporation ("Parent"), and
                                                                ------
Lasso Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Merger Co."), entering into on the date hereof an
                       ----------
Agreement and Plan of Merger (the "Merger Agreement") dated as of the date
                                   ----------------
hereof with IBP, inc., a Delaware corporation (the "Company"), the undersigned
                                                    -------
holder (the "Stockholder") of shares of Schedule A Securities (as defined below)
             -----------
agrees with the Company as follows:

     1.   During the period (the "Agreement Period") beginning on the date
                                  ----------------
hereof and ending on the earlier of (i) the date of any substantive amendment to the Merger Agreement which has not been approved in writing by the Stockholder and (ii) the date of termination of the Merger Agreement, the Stockholder hereby agrees to vote the shares of Parent's Class B Common Stock set forth opposite its name in Schedule A hereto (the "Schedule A Securities") to approve the
                                    ---------------------
issuance of Parent's Class A Common Stock with respect to the Exchange Offer and the Merger at the Parent Stockholder Meeting (each as defined in the Merger Agreement), and at any adjournment thereof or pursuant to action by written consent, at or by which such action is submitted for the consideration and vote of the stockholders of Parent.

     2. The Stockholder hereby represents and warrants to the Company that as of the date hereof:

          (a) The Stockholder (i) owns beneficially all of the shares of Schedule A Securities set forth opposite the Stockholder's name in Schedule A hereto, and no other shares of Schedule A Securities, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) has not entered into any voting agreement with or granted any person any proxy (revocable or irrevocable) with respect to such shares (other than this Voting Agreement).

          (b) This Voting Agreement is the valid and binding agreement of the Stockholder.

          (c) No investment banker, broker or finder is entitled to a commission or fee from the Stockholder or Parent in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     3. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

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     4.  This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     5. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such-injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

     6. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     7. The Stockholder will, upon request, execute and deliver any additional documents deemed by Parent to be necessary or desirable to complete and effectuate the covenants contained herein.

     8. This Agreement shall terminate upon the termination of the Agreement Period.

     9. The Stockholder hereby agrees that if it sells, transfers, assigns, encumbers or otherwise disposes (each, a "Transfer") of any Schedule A
                                          --------
Securities (whether to an affiliate or otherwise) during the Agreement Period, such Stockholder shall require the transferee of such Schedule A Securities to execute and deliver to the Company a voting agreement identical in form to this Voting Agreement except for the identity of the Stockholder prior to or concurrent with the consummation of such Transfer. The Company understands and acknowledges that, subject to the preceding sentence, the Stockholder is free to Transfer any Schedule A Securities at such times and in such manner as it deems appropriate.

     10. Nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

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     11.  All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

     If to the Company, to:

     Robert L. Peterson, Chairman of the Board
     and Chief Executive Officer, and
     JoAnn R. Smith, Chairperson of the Special Committee,
     c/o IBP, inc.
     800 Stevens Port Drive
     Dakota Dunes, South Dakota  57049
     Telecopy: (605) 235-2427


     with a copy to:

     Sheila B. Hagen, Esq.
     c/o IBP, inc.
     800 Stevens Port Drive
     Dakota Dunes, South Dakota  57049
     Telecopy: (605) 235-2427

     and with an additional copy to:

     Richard D. Katcher, Esq.
     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York  10019
     Telecopy: (212) 403-2222

     If to the Stockholder:

     Don Tyson
     Tyson Limited Partnership
     2210 West Oaklawn Drive
     Springdale, AR 72762-6999
     (501) 290-4028

     with a copy to:

     Les Baledge, Esq.
     Tyson Foods, Inc.
     2210 West Oaklawn Drive
     Springdale, AR 72762-6999
     (501) 290-4028

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or such other address or telecopy or telephone number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

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IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the 1st day of January, 2001.


                                    IBP, inc.

                                    By:___________________________
                                    Name:
                                    Title:


                                    TYSON LIMITED PARTNERSHIP
                                    By: __________________________
                                    Name: Don Tyson
                                    Title: Managing General Partner

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                                  SCHEDULE A


                                         SHARES OF TYSON
STOCKHOLDER                              CLASS B COMMON STOCK
-----------                              --------------------
Tyson Limited Partnership                    102,598,560

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